Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Hill International, Inc. on Form S-3 (Nos. 333-114816 and 333-148156) and Forms S-8 (Nos. 333-137512, 333-141814 and 333-155332), of our report dated February 12, 2010, related to the financial statements of Stanley Baker Hill, LLC as of December 31, 2009 and for the year then ended, appearing in this Annual Report of Hill International, Inc. on Form 10-K for the year ended December 31, 2009.

/s/    Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

March 12, 2010